UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Rambus Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 19, 2007

To our stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Rambus Inc. The Annual Meeting will be held on:

Date:	Wednesday, December 19, 2007

Time:	10:00 a.m., local time

Place:	Westin Hotel 675 El Camino Real Palo Alto, California 94301

The following matters will be voted on at the Annual Meeting:

1.	Election of five Class II directors;

2.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

3.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the meeting.

These items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting.

Only stockholders of record as of November 21, 2007, may vote at the Annual Meeting. Whether or not you plan to attend the meeting, please vote at www.proxyvote.com, call 1-800-690-6903 or complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read this Proxy Statement carefully. We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

Thomas R. Lavelle Sr. Vice President, General Counsel and Secretary

Los Altos, California

November 27, 2007

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AT

WWW.PROXYVOTE.COM, CALL 1-800-690-6903, OR COMPLETE, SIGN, DATE AND

RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE

RAMBUS INC.

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

(continued)

RAMBUS INC.

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors of Rambus Inc. (“Rambus” or “we,” “us” or the “Company”) for use at our 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, December 19, 2007 at 10:00 a.m. local time, and at any postponement or adjournment of the meeting. The purposes of the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders.

The Annual Meeting will be held at the Westin Hotel located at 675 El Camino Real, Palo Alto, California. Our principal executive offices are located at 4440 El Camino Real, Los Altos, California 94022, our telephone number is (650) 947-5000, and our Internet address is www.rambus.com.

These proxy solicitation materials and the enclosed Annual Report for the fiscal year ended December 31, 2006, including our Annual Report on Form 10-K for the year ended December 31, 2006 (the “Form 10-K”) were first mailed on or about November 27, 2007, to all stockholders entitled to vote at the meeting. Stockholders may obtain, for the cost of copying, a copy of any exhibits to the Form 10-K by writing to Rambus Inc., 4440 El Camino Real, Los Altos, California 94022, Attention: Secretary.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote at the Annual Meeting if you owned your shares as of the close of business on November 21, 2007 (the “Record Date”). As of that date, we had a total of 105,045,215 shares of common stock outstanding, which were held of record by approximately 827 stockholders. As of the Record Date, we had no shares of preferred stock outstanding. You are entitled to one vote for each share of our common stock that you own.

Voting Your Proxy	If your shares of common stock are held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by:

•	voting via the internet at www.proxyvote.com,

•	voting by telephone at 1-800-690-6903, or

•	signing, dating and mailing the proxy card in the postage-paid envelope that we have provided.

Even if you vote your shares by proxy, you may also choose to come to the meeting and vote your shares in person. If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” the two proposals to be voted on at the Annual Meeting.

Discretionary Voting Power; Matters to be Presented

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Changing Your Vote	If you would like to change your vote you can do so in the following ways:

•	deliver written notice of your revocation to our Secretary prior to the Annual Meeting;

•	deliver a properly executed, later dated proxy prior to the Annual Meeting; or

•	attend the Annual Meeting and vote in person.

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Please note that your attendance at the meeting in and of itself is not enough to revoke your proxy.

Cost of this Proxy Solicitation

We will bear the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We have also hired The Altman Group, Inc. (“Altman”) to help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Altman a fee of up to approximately $75,000 for its services, including out-of-pocket expenses, in the event that Altman is required to provide additional services in response to third-party proposals brought before the Annual Meeting.

Meeting Quorum	The Annual Meeting will be held if a majority of our outstanding shares of common stock entitled to vote at the meeting are represented in person or by proxy.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the directions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•	“FOR” the election of J. Thomas Bentley, P. Michael Farmwald, Ph.D., Penelope A. Herscher, Kevin Kennedy, Ph.D. and David Shrigley as Class II directors; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Abstentions, Withheld, and Broker Non-Votes	We treat shares that are voted “WITHHELD” or “ABSTAIN” in person or by proxy as being:

•	present for purposes of determining whether or not a quorum is present at the Annual Meeting; and

•

entitled to vote on a particular subject matter at the Annual Meeting; therefore a “WITHHELD” or “ABSTAIN” vote is the same as voting against a proposal that has a required, affirmative voting threshold, such as proposal 2, but will have no effect on proposal 1, the election of our Class II directors, who are elected by a plurality of votes.

If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given the broker voting instructions. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal.

Deadline for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future annual meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”). Stockholder proposals, including nominations for the election of directors, which are intended to be presented by such stockholders at our 2008 Annual Meeting of Stockholders must be received by us no later than December 11, 2007 to be considered for inclusion in the proxy statement and proxy card relating to that meeting.

In addition to the SEC rules and regulations, our bylaws establish an advance notice procedure for proposals that a stockholder does not want to have included in our proxy statement relating to a meeting. Generally for these proposals, including the nomination of a person for director, a stockholder must provide written notice to our corporate secretary at least 90 days in advance of the meeting; provided that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Moreover, your notice must contain specific information concerning the matters to be brought before the meeting. We urge you to read our bylaws in full in order to fully understand the requirements of bringing a proposal or nomination.

A copy of the full text of the bylaw provision relating to our advance notice procedure may be obtained by writing to our Corporate Secretary or by accessing a copy of our bylaws, which are publicly available at http://www.sec.gov. All notices of proposals by stockholders, whether or not included in proxy materials, should be sent to Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022, Attention: Secretary.

Communication With the Board of Directors

Our Board of Directors may be contacted by writing to them via regular mail at c/o Board of Directors, Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters you may do so anonymously by using this mailing address and designating the communication as “confidential.”

Our process for handling communications to our Board of Directors is as follows:

Any stockholder communications that our Board of Directors receives will first go to our Secretary/General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” our Secretary/General Counsel will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that our Secretary/General Counsel maintains with respect to all stockholder communications.

Our Secretary/General Counsel will then forward the original stockholder communication along with the memo to the member(s) of our Board of Directors (or committee chair if the communication is addressed to a committee) for review.

Any stockholder communication marked “confidential” will be logged by our Secretary/General Counsel as “received” but will not be reviewed, opened or otherwise held by our Secretary/General Counsel. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by our Secretary/General Counsel.

Annual Meeting Attendance

Members of our Board of Directors are invited but not required to attend the Annual Meeting of Stockholders. The 2006 Annual Meeting of Stockholders was attended by the following members of our Board of Directors: Messrs. Tate, Davidow, Sofaer and Mooring.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of ten members who are divided into two classes with overlapping two-year terms. We currently have five Class I directors and five Class II directors. At each annual meeting of stockholders, a class of directors is elected for a term of two years to succeed those directors whose terms expire on the annual meeting date. A director serves in office until his or her respective successor is duly elected and qualified or until his or her death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of an equal number of directors. Any vacancy occurring mid-term will be filled by a person selected by a majority of the other current members of the Board of Directors. There is no family relationship between any of our directors.

N ominees

Five Class II directors are to be elected at the Annual Meeting for a two-year term ending in 2009. Based upon the recommendation of our Corporate Governance/Nominating Committee, our Board has nominated: J. Thomas Bentley, P. Michael Farmwald, Ph.D., Penelope A. Herscher, Kevin Kennedy, Ph.D. and David Shrigley for election as Class II directors.

If any of J. Thomas Bentley, P. Michael Farmwald, Ph.D., Penelope A. Herscher, Kevin Kennedy, Ph.D. and David Shrigley is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors.

Vote Required

Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the five nominees who receive the greatest number of votes will be elected. There are no cumulative voting rights in the election of directors. Stockholders as of the record date may vote their shares for some, all or none of the Class II nominees.

Information About Nominees and Other Directors	The following table contains information regarding the Class II nominees and other directors as of October 8, 2007.

Nominees for Class II Directors

Name	Age	Principal Occupation and Business Experience
J. Thomas Bentley	58	Mr. Bentley has served as a director since March 2005. He served as a managing director at SVB Alliant (formerly Alliant Partners), a mergers and acquisitions firm, since he co-founded the firm in 1990 until October 2005. Mr. Bentley holds a B.A. in Economics from Vanderbilt University and an M.S. in Management from the Massachusetts Institute of Technology. Mr. Bentley currently serves on the board of Nanometrics, Inc.

P. Michael Farmwald, Ph.D.	53	Dr. Farmwald has served as a director since our founding in March 1990 and has served as senior technical advisor since October 2006. In addition, he served as vice president and chief scientist from March 1990 to November 1993. Dr. Farmwald founded Skymoon Ventures, a venture capital firm, in 2000. In addition, Dr. Farmwald has co-founded other semiconductor companies, including Matrix Semiconductor, Inc. in 1997. Dr. Farmwald holds a B.S. in Mathematics from Purdue University and a Ph.D. in Computer Science from Stanford University.

Penelope A. Herscher	47	Ms. Herscher has served as a director since July 2006. She currently holds the position of president and chief executive officer of firstRain, Inc., a custom-configured, on-demand intelligence services firm. Prior to joining firstRain, Ms. Herscher held the position of executive vice president and chief marketing officer at Cadence Design Systems. From 1996 to 2002, Ms. Herscher was president and chief executive officer of Simplex Solutions, which was acquired by Cadence in 2002. Before Simplex, she was an executive at Synopsys for eight years and started her career as an R&D engineer with Texas Instruments. She holds a B.A. with honors in Mathematics from Cambridge University in England. Ms. Herscher serves on the boards of firstRain and several non-profit institutions.

Kevin Kennedy, Ph.D.	52	Dr. Kennedy has served as the non-employee chairman of the Board of Directors since August 2006 and has served as a director since April 2003. He is currently chief executive officer, president and director at JDS Uniphase Corporation, a communications equipment corporation. From August 2001 to September 2003, Dr. Kennedy was the chief operating officer of Openwave Systems, Inc., a software corporation. Prior to joining Openwave Systems Inc., Dr. Kennedy served seven years at Cisco Systems, Inc., a networking corporation, most recently as senior vice president of the Service Provider Line of Business and Software Technologies Division, and 17 years at Bell Laboratories. He holds a B.S. from Lehigh University and an M.S. and Ph.D. from Rutgers University, each in Engineering. Dr. Kennedy is also a director of KLA-Tencor Corp.

Name	Age	Principal Occupation and Business Experience
David Shrigley	59	Mr. Shrigley has served as a director since October 2006. Mr. Shrigley joined the Board of Directors of Wolfson Microelectronics plc, a supplier of mixed-signal chips for the digital market in November 2006 and became its chief executive officer in March 2007. He served as a general partner at Sevin Rosen Funds, a venture capital firm, from 1999 to 2005. Prior to that, Mr. Shrigley held the position of executive vice president, Marketing, Sales and Service at Bay Networks. Mr. Shrigley served in various executive positions at Intel, including vice president and general manager of Asia Pacific Sales and Marketing Operations based in Hong Kong, and vice president and general manager, Corporate Marketing. Mr. Shrigley holds a B.A. from Franklin University.

Incumbent Class I Directors Whose Terms Expire in 2008

Name	Age	Principal Occupation and Business Experience
Sunlin Chou, Ph.D.	61	Dr. Chou was appointed to the Board of Directors in March 2006. Dr. Chou served for 34 years at Intel Corporation, before retiring in 2005 as a senior vice president. He was co-general manager of the Technology and Manufacturing Group from 1998 to 2005. Dr. Chou holds a B.S., M.S and E.E. in Electrical Engineering from the Massachusetts Institute of Technology and received a Ph.D. in Electrical Engineering from Stanford University.

Bruce Dunlevie	51	Mr. Dunlevie has served as a director since our founding in March 1990. He has been a general partner of the venture capital firm Benchmark Capital since May 1995, and was a general partner of the venture capital firm Merrill, Pickard, Anderson & Eyre between 1989 and 2000. He holds a B.A. in History from Rice University and an M.B.A. from Stanford University. Mr. Dunlevie also serves on the board of several private companies.

Mark Horowitz, Ph.D.	50	Dr. Horowitz has served as a director since our co-founding in March 1990 and has served as chief scientist since May 2005. Dr. Horowitz also served as a vice president from March 1990 to May 1994. Dr. Horowitz has taught at Stanford University since 1984 where he is currently a professor of Electrical Engineering and Computer Science. He holds B.S. and M.S. degrees in Electrical Engineering from the Massachusetts Institute of Technology and received his Ph.D. in Electrical Engineering from Stanford University.

Harold Hughes	61	Mr. Hughes has served as our chief executive officer and president since January 2005 and as a director since June 2003. He served as a United States Army Officer from 1969 to 1972 before starting his private sector career with Intel Corporation. Mr. Hughes held a variety of positions within Intel Corporation from 1974 to 1997, including treasurer, vice president of Intel Capital, chief financial officer, and vice president of Planning and Logistics. Following his tenure at Intel, Mr. Hughes was the chairman and chief executive officer of Pandesic, LLC. He holds a B.A. from the University of Wisconsin and an M.B.A. from the University of Michigan. He also serves as a director of Berkeley Technology, Ltd.

Name	Age	Principal Occupation and Business Experience
Abraham D. Sofaer	69	Mr. Sofaer has served as a director since May 2005. He has been the George P. Shultz Distinguished Scholar and Senior Fellow at the Hoover Institution at Stanford University since 1994. Mr. Sofaer has a long and distinguished career in the legal profession. Prior to assuming his current roles, he served in private practice as a partner at Hughes, Hubbard & Reed in Washington, DC and as the chief legal adviser to the U.S. Department of State. From 1979 to 1985, Mr. Sofaer served as a U.S. District Judge for the Southern District of New York. He was a professor at the Columbia University School of Law from 1969 to 1979, and from 1967 to 1969 was an Assistant U.S. Attorney in the Southern District of New York. Mr. Sofaer graduated magna cum laude with a B.A. in History from Yeshiva College and received his law degree from the New York University School of Law where he was editor-in-chief of the NYU Law Review. He clerked for Hon. J. Skelly Wright on the U.S. Court of Appeals for the District of Columbia Circuit, and for Justice William J. Brennan, Jr. on the U.S. Supreme Court. Mr. Sofaer currently serves as a director of NTI, Inc. and Gen-Probe, Inc.

Board of Directors Meetings and Committees

Our Board of Directors held a total of ten meetings during 2006. During 2006, each then active member of our Board of Directors attended 75% or more of the meetings of the Board of Directors and of the committees, if any, of which he was a member.

Director Independence

Our Board of Directors has determined that each of the following directors, constituting a majority of our Board of Directors, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” as defined under NASD Rule 4200 and the applicable rules promulgated by the SEC: J. Thomas Bentley, Kevin Kennedy, Sunlin Chou, David Shrigley, Bruce Dunlevie, Abraham D. Sofaer and Penelope A. Herscher.

Each of the committees of our Board of Directors is composed of independent directors as follows:

Audit Committee:	J. Thomas Bentley (Chair) Sunlin Chou Abraham D. Sofaer

Compensation Committee:	Penelope A. Herscher (Chair) Kevin Kennedy David Shrigley

Corporate Governance/Nominating Committee:	Kevin Kennedy (Chair) Sunlin Chou Penelope A. Herscher

Legal Affairs Committee:	Abraham D. Sofaer (Chair) J. Thomas Bentley

Special Litigation Committee:	J. Thomas Bentley Abraham D. Sofaer

Director Qualifications

Except as may be required by rules promulgated by the NASD or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for our Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess.

Corporate Governance Principles

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics for directors, officers, and employees known as the Code of Business Conduct and Ethics.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of these forms, we believe that during fiscal 2006 all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements except for late Forms 4 filed on behalf of Mr. Bentley, Mr. Chou, Mr. Dunlevie, Dr. Farmwald, Dr. Kennedy and Mr. Sofaer. The late filings for Mr. Bentley, Mr. Chou, Mr. Dunlevie, Dr. Farmwald, Dr. Kennedy and Mr. Sofaer were related to automatic grants of stock options to these directors made on October 2, 2006 that was inadvertently reported late by us on their behalf on October 11, 2006.

Executive Sessions of the Independent Directors	During 2006, there were seven sessions of the independent directors.

Committees of the Board of Directors	During 2006, our Board of Directors had four standing committees:

•	an Audit Committee,

•	a Compensation Committee,

•	a Corporate Governance/Nominating Committee and

•	a Legal Affairs Committee

The following describes each committee, its function, its current membership, and the number of meetings held during 2006. Each of the committees operates under a written charter adopted by our Board of Directors. All of the committee charters are available on our website at http://investor.rambus.com/governance/governance.cfm.

Audit Committee

Currently, the Audit Committee is comprised of J. Thomas Bentley, Abraham D. Sofaer and Sunlin Chou, Ph.D., with Mr. Bentley serving as Chair. The Audit Committee oversees our corporate accounting and financial reporting processes and controls, as well as our internal and external audits. The Audit Committee held 17 meetings during 2006. Its duties include:

•	Reviewing our accounting and financial reporting processes and internal controls;

•	Providing oversight and review at least annually of our risk management policies, including our investment policies;

•	Retaining the independent auditors, approving their fees, and providing oversight of communication with them;

•	Reviewing the plans, findings and performance of our internal auditors;

•	Reviewing our annual, quarterly and other financial statements and related disclosure documents; and

•	Overseeing special investigations into financial and other matters, as necessary, such as the independent investigation into historical stock option grants.

Our Board of Directors has determined that Mr. Bentley is the “Audit Committee financial expert” and that Mr. Bentley, together with each of Mr. Sofaer and Dr. Chou, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” as defined under NASD Rule 4200 and the applicable rules promulgated by the SEC.

The Audit Committee’s role is detailed in the Audit Committee Charter, which was amended and restated by our Board of Directors on April 4, 2007, and is available on our website at http://investor.rambus.com/governance/governance.cfm.

Compensation Committee

Currently, the Compensation Committee is composed of Penelope A. Herscher, Kevin Kennedy and David Shrigley, with Ms. Herscher serving as Chair. All members of the Compensation Committee are non-employee, outside directors. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding all forms of compensation to be provided to our executive officers and directors of Rambus, including base compensation, bonuses, and stock compensation. The Compensation Committee held eight meetings during 2006. Its duties include:

•

Annually review and approve the CEO and other executive officers’ compensation in the context of their performance, which includes reviewing and approving their annual base salary, annual incentive bonus, including the specific goals, targets, and amounts, equity compensation, employment agreements, severance arrangements, and change in control agreements/provisions, and any other benefits, compensation or arrangements;

•

Administer our stock option and equity incentive plans pursuant to the terms of such plans and the authority delegated by our Board of Directors. In its administration of the plans, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units or other equity compensation to individuals eligible for such grants and amend such awards following their grant;

•	Adopt, amend and oversee the administration of our significant employee benefits programs;

•	Review external surveys to establish appropriate ranges of compensation; and

•

Retain and terminate any compensation consultant to assist in the evaluation of CEO or executive officer or director compensation, and approve the consultant’s fees and other terms of service, as well as obtain advice and assistance from internal or external legal, accounting or other advisors.

The Compensation Committee’s role is detailed in the Compensation Committee Charter, which is available on our website at http://investor.rambus.com/governance/compensation.cfm.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, no interlocking relationship existed between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee, nor has any such interlocking relationship existed in the past. With the exception of Dr. Farmwald while he was on the Compensation Committee, during fiscal year 2006, no member of the Compensation Committee was, or was formerly, an officer or an employee of our Company. As of October 2006, Dr. Farmwald was no longer a member of the Compensation Committee.

Corporate Governance/Nominating Committee

Currently, the Corporate Governance/Nominating Committee is comprised of Kevin Kennedy, Sunlin Chou, and Penelope A. Herscher with Dr. Kennedy serving as Chair of the Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee held nine meetings during 2006.

The Corporate Governance/Nominating Committee recommends and approves Rambus’ Corporate Governance Guidelines. Its duties include:

•	Evaluating and making recommendations to the Board of Directors concerning the appointment of directors to committees of the Board of Directors;

•	Selecting Board of Directors committee chairs and committee composition;

•	Identifying best practices and recommending corporate governance principles;

•	Overseeing the evaluation of the Board of Directors and management; and

•	Proposing the slate of nominees for election to the Board of Directors.

The Corporate Governance/Nominating Committee’s role is detailed in the Corporate Governance/Nominating Committee Charter which is available on our website at http://investor.rambus.com/governance/nominating.cfm.

Identifying and Evaluating Nominees For Directors

The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. In the event that vacancies on the Board of Directors are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current members of the Board of Directors, professional search firms, stockholders or other persons. The Corporate Governance/Nominating Committee has from time to time retained third parties to whom a fee is paid to assist it in identifying or evaluating potential nominees.

Consideration of Stockholder Nominees to the Board

It is the policy of the Corporate Governance/Nominating Committee to consider nominees recommended by stockholders for election to our Board of Directors. Stockholder recommendations for candidates to our Board of Directors must be directed in writing to Rambus Inc., Corporate Secretary, 4440 El Camino Real, Los Altos, CA 94022, and must include: the candidate’s name, age, business address and residence address; the candidate’s principal occupation or employment; the number of shares of the company which are beneficially owned by such candidate; a description of all arrangements or understandings between the stockholder making such nomination and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; detailed biographical data and qualifications; information regarding any relationships between the candidate and the Company within the last three years; any other information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. A stockholder’s recommendation to the Secretary must also set forth: the name and address, as they appear on the Company’s books, of the stockholder making such recommendation; the class and number of shares of the Company which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder; any material interest of the stockholder in such nomination; any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal; and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected.

Legal Affairs Committee

On March 10, 2006, our Board of Directors established a Legal Affairs Committee as a standing committee of the Board and approved the committee’s charter, which is posted on the Company’s website at http://investor.rambus.com/governance/legal_affairs.cfm. The Legal Affairs Committee is comprised of the following independent directors: Abraham D. Sofaer and J. Thomas Bentley, with Mr. Sofaer serving as Chair of the Legal Affairs Committee. The purpose of the Legal Affairs Committee is to provide us and our stockholders with an independent committee of directors who can assist the Board of Directors and management in dealing with law-related issues on an ongoing basis. These issues may include litigation efforts, settlement negotiations, investigations, and other matters.

Special Litigation Committee

On October 18, 2006, the Audit Committee recommended, and the Board of Directors approved, the formation of a Special Litigation Committee (the “SLC”) to evaluate potential claims or other actions arising from the findings of the Audit Committee’s investigation of the timing of past stock option grants and other related accounting issues. The Board of Directors has appointed J. Thomas Bentley, Chair of the Audit Committee, and Abraham Sofaer, a retired federal judge and Chair of the Legal Affairs Committee, both of whom joined our Board of Directors in 2005, to comprise the SLC. We have confirmed that Messrs. Bentley and Sofaer are disinterested directors for the purpose of the SLC and they are not believed to have past or present business dealings with any potential subjects of the investigation that would impair their ability to act independently and in good faith.

Transactions with Related Persons

In October 2002, we licensed our serial link technology to NetXen, Inc. (formerly known as Universal Network Machines, Inc.) in exchange for a license fee and royalties based on NetXen’s sales of products incorporating the licensed technology. This agreement was approved by a majority of the independent and disinterested members of the Board of Directors. Bruce Dunlevie, a member of our Board of Directors, is a director of NetXen.

In February 2003, we licensed our serial link technology to Raza Microelectronics, Inc. in exchange for a license fee, engineering fees and royalties based on Raza Microelectronics, Inc.’s sales of products incorporating the licensed technology. In November 2003, we signed an amendment to its serial link technology agreement with Raza Microelectronics, Inc. in exchange for an additional license fee, engineering fees, and royalties based on Raza Microelectronics Inc.’s sales of products incorporating the licensed technology. This amendment was approved by a majority of the independent and disinterested members of our Board of Directors. Bruce Dunlevie, a member of our Board or Directors, is a director of Raza Microelectronics, Inc.

Review, Approval or Ratification of Transactions with Related Persons

Our directors and executive officers are subject to our Code of Business Conduct and Ethics and our directors are guided in their duties by our Corporate Governance Guidelines. Our Code of Business Conduct and Ethics requires that our directors and executive officers avoid situations where a conflict of interest might occur or appear to occur. In general, our directors and executive officers should not have a pecuniary interest in transactions involving us or a customer, licensee, or supplier of us, unless such interest is solely a result of routine investments made by the individual in publicly traded companies.

In the event that a director or executive officer is going to enter into a related party transaction with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, the director or executive officer must fully disclose the nature of the related party transaction to our Chief Financial Officer. For directors and executive officers, such related party transaction then must be reviewed and approved in writing in advance by the Audit Committee. For other conflicts of interest that may arise, the Code of Business Conduct and Ethics advises our directors and executive officers to consult with our General Counsel.

In addition, on an annual basis and upon any new appointment of a director and executive officer, each is required to complete a Director and Officer Questionnaire, which requires disclosure of any related-party transactions pertaining to the director or executive officer. Our Board of Directors will consider such information in its determinations of independence with respect to our directors under NASD Rule 4200 and the applicable rules promulgated by the SEC.

The Board recommends that you vote “FOR” the election to the Board of Directors of each of the nominees proposed above.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to Rambus to audit our consolidated financial statements for the fiscal year ending December 31, 2007.

Although ratification by stockholders is not required by law, the Audit Committee has conditioned its appointment of the independent registered public accounting firm upon the receipt of the affirmative vote of a majority of the votes duly cast at the Annual Meeting.

Notwithstanding its selection, the Audit Committee, in its discretion, may hire a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Rambus and its stockholders.

Our History with PricewaterhouseCoopers

PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has audited our financial statements since 1991. Representatives of PricewaterhouseCoopers LLP may be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services	The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2006, and December 31, 2005 are as follows:

	Fiscal Year Ended December 31, 2006	Fiscal Year Ended December 31, 2005
Audit Fees(1)	$2,163,546	$993,644
Audit-Related Fees	$—	$—
Tax Fees(2)	$40,851	$14,696
All Other Fees(3)	$2,437	$2,474

Total Fees	$2,206,834	$1,010,814

(1)	Audit Fees consist of fees for PricewaterhouseCoopers LLP’s professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports. Fees relating to professional services rendered for the audits of management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting are included under “Audit Fees.”
(2)	Tax Fees primarily relate to statutory tax compliance and technical tax advice in both years presented.
(3)	All Other Fees consist of fees for products and services other than the services described above. During fiscal 2006 and fiscal 2005, these fees related to a license to PricewaterhouseCoopers LLP’s online accounting and auditing research tool and disclosure checklist.

Policy on Audit Committee Pre-Approval of Audit and the Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve 100% of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Independence of PricewaterhouseCoopers LLP	The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Vote Required

The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Board recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of November 9, 2007, regarding beneficial ownership of our Common Stock by: (i) each person who is known to us to own beneficially more than five percent (5%) of our Common Stock; (ii) each of our current directors; (iii) each of the named executive officers in the Summary Compensation Table of this annual report; and (iv) the total for our current directors and current executive officers as a group. The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. For our named executive officers who are no longer employed by us, the information on beneficial ownership reflects the most recent records we have for such person as of their separation date. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options which are exercisable within 60 days of November 9, 2007 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

Name or Group of Beneficial Owners	Number of Shares Beneficially Owned	Options Exercisable in 60 Days	Percentage of Shares Beneficially Owned (1)
PRIMECAP Management Company (2) 225 South Lake Ave. #400 Pasadena, CA 91101	11,016,227	—	10.54%
Vanguard Horizon Funds–Vanguard Capital (3) Opportunity Fund 100 Vanguard Blvd. Malvern, PA 19355	5,205,000	—	4.98%
FMR Corp. and affiliates (4) 82 Devonshire Street Boston, MA 02109	5,140,000	—	4.92%
Harold Hughes, Director, Chief Executive Officer and President	466,917	386,917	*
Satish Rishi, Senior Vice President, Finance and Chief Financial Officer (5)	131,666	91,666	*
Robert K. Eulau, Senior Vice President and Former Chief Financial Officer (6)	71,906	—	*
John Danforth, Senior Legal Advisor (7)	534,048	455,916	*
Laura Sue Stark, Senior Vice President, Platform Solutions	442,215	381,248	*
Kevin S. Donnelly, Senior Vice President, Technology Development	615,658	587,000	*
Samir A. Patel, Former Senior Vice President, Product Development and Production (8)	92,006	—	*
J. Thomas Bentley, Director	45,000	37,917	*
Sunlin Chou, Director (9)	23,750	23,750	*
Bruce Dunlevie, Director (10)	679,242	153,750	*
P. Michael Farmwald, Director	2,831,986	53,750	2.71%
Penelope A. Herscher, Director (11)	14,166	14,166	*
Mark Horowitz, Director	1,442,159	67,183	1.38%
Kevin Kennedy, Chairman of the Board	93,750	93,750	*
David Shrigley, Director (12)	11,666	11,666	*
Abraham D. Sofaer, Director	34,547	32,916	*
All current directors and executive officers as a group (17 persons)	7,211,835	2,314,344	6.90%

*	(Less than 1%)
(1)	Percentage of shares beneficially owned is based on 104,553,926 shares outstanding as of November 9, 2007.
(2)	As reported on Schedule 13G/A filed on March 8, 2007.
(3)	As reported on Schedule 13G/A filed on February 14, 2007.
(4)	As reported on Schedule 13G filed on February 14, 2007. The Schedule 13G was filed jointly by FMR Corp. and Edward C. Johnson 3d with respect to a subsidiary and fund of FMR Corp. that own the shares.
(5)	Mr. Rishi was appointed to his position effective April 11, 2006.
(6)	Mr. Eulau resigned from his position effective March 2, 2006.
(7)	Effective July 27, 2006, Mr. Danforth left the position of Senior Vice President, General Counsel and assumed the non-executive officer position of senior legal advisor. Mr. Danforth separated from the Company pursuant to an agreement with the Company dated as of October 22, 2007.
(8)	Mr. Patel resigned from his position effective January 2, 2007.
(9)	Dr. Chou was appointed to our Board of Directors on March 27, 2006.
(10)	Includes 129,332 shares held jointly with his spouse, Elizabeth W. Dunlevie.
(11)	Ms. Herscher was appointed to our Board of Directors on July 14, 2006.
(12)	Mr. Shrigley was appointed to our Board of Directors on October 13, 2006.

EXECUTIVE OFFICERS OF THE COMPANY

Information regarding our executive officers and their ages and positions as of October 8, 2007, is contained in the table below. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There is no family relationship between any of our executive officers.

Name	Age	Position and Business Experience
Kevin S. Donnelly.	45	Senior Vice President, Engineering. Mr. Donnelly joined us in 1993. Mr. Donnelly has served in his current position since March 2006. From February 2005 to March 2006, Mr. Donnelly served as co-vice president of Engineering. From October 2002 to February 2005 he served as vice president, Logic Interface Division. Mr. Donnelly held various engineering and management positions before becoming vice president, Logic Interface Division in October 2002. Before joining us, Mr. Donnelly held engineering positions at National Semiconductor, Sipex, and Memorex, over an eight year period. He holds a B.S. in Electrical Engineering and Computer Sciences from the University of California, Berkeley, and an M.S. in Electrical Engineering from San Jose State University.

Sharon E. Holt	42	Senior Vice President, Worldwide Sales, Licensing and Marketing. Ms. Holt has served as our senior vice president, Worldwide Sales, Licensing and Marketing (formerly titled Worldwide Sales and Marketing) since joining us in August 2004. From November 1999 to July 2004, Ms. Holt held various positions at Agilent Technologies, Inc., an electronics instruments and controls company, most recently as vice president and general manager, Americas Field Operations, Semiconductor Products Group. Prior to Agilent Technologies, Inc., Ms. Holt held various engineering, marketing, and sales management positions at Hewlett-Packard Company, a hardware manufacturer. Ms. Holt holds a B.S. in Electrical Engineering, with a minor in Mathematics, from the Virginia Polytechnic Institute and State University.

Name	Age	Position and Business Experience
Harold Hughes	61	Chief Executive Officer and President. Mr. Hughes has served as our chief executive officer and president since January 2005 and as a director since June 2003. He served as a United States Army Officer from 1969 to 1972 before starting his private sector career with Intel Corporation. Mr. Hughes held a variety of positions within Intel Corporation from 1974 to 1997, including treasurer, vice president of Intel Capital, chief financial officer, and vice president of Planning and Logistics. Following his tenure at Intel, Mr. Hughes was the chairman and chief executive officer of Pandesic, LLC. He holds a B.A. from the University of Wisconsin and an M.B.A. from the University of Michigan. He also serves as a director of Berkeley Technology, Ltd.

Thomas R. Lavelle	57	Senior Vice President and General Counsel. Mr. Lavelle has served in his current position since December 2006. Previous to that, Mr. Lavelle served as vice president and general counsel at Xilinx, one of the world’s leading suppliers of programmable chips. Mr. Lavelle joined Xilinx in 1999 after spending more than 15 years at Intel Corporation where he held various positions in the legal department. Mr. Lavelle earned a J.D. from Santa Clara University School of Law and a B.A. from the University of California at Los Angeles.

Satish Rishi	47	Senior Vice President, Finance and Chief Financial Officer. Mr. Rishi joined us in his current position in April 2006. Prior to joining us, Mr. Rishi held the position of executive vice president of Finance and chief financial officer of Toppan Photomasks, Inc., (formerly DuPont Photomasks, Inc.) one of the world’s leading photomask providers, from November 2001 to April 2006. During his 20-year career, Mr. Rishi has held senior financial management positions at semiconductor and electronic manufacturing companies. He served as vice president and assistant treasurer at Dell Inc. Prior to Dell, Mr. Rishi spent 13 years at Intel Corporation, where he held financial management positions both in the United States and overseas, including assistant treasurer. Mr. Rishi holds a B.S. with honors in Mechanical Engineering from Delhi University in Delhi, India and an M.B.A. from the University of California at Berkeley’s Haas School of Business. He also serves as a director of Measurement Specialties, Inc.

Michael Schroeder	47	Vice President, Human Resources. Mr. Schroeder has served as our vice president, Human Resources since joining us in June 2004. From April 2003 to May 2004, Mr. Schroeder was vice president, Human Resources at DigitalThink, Inc., an online service company. From August 2000 to August 2002, Mr. Schroeder served as vice president, Human Resources at Alphablox Corporation, a software company. From August 1992 to August 2000, Mr. Schroeder held various positions at Synopsys, Inc., a software and programming company, including vice president, California Site Human Resources, group director Human Resources, director Human Resources and employment manager. Mr. Schroeder attended the University of Wisconsin, Milwaukee and studied Russian.

Name	Age	Position and Business Experience
Martin Scott, Ph.D.	52	Senior Vice President, Engineering. Dr. Scott has served in his current position since December 2006. Dr. Scott joined us from PMC-Sierra, Inc., a provider of broadband communications and storage integrated circuits, where he was most recently vice president and general manager of its Microprocessor Products Division from March 2006. Dr. Scott was the vice president and general manager for the I/O Solutions Division (which was purchased by PMC-Sierra) of Avago Technologies Limited, an analog and mixed signal semiconductor components and subsystem company, from October 2005 to March 2006. Dr. Scott held various positions at Agilent Technologies, including as vice president and general manager for the I/O Solutions division from October 2004 to October 2005, when the division was purchased by Avago Technologies, vice president and general manager of the ASSP Division from March 2002 until October 2004, and, before that, Network Products operation manager. Dr. Scott started his career in 1981 as a member of the technical staff at Hewlett Packard Laboratories and held various management positions at Hewlett Packard and was appointed ASIC business unit manager in 1998. He earned a B.S. from Rice University and holds both an M.S. and Ph.D. from Stanford University.

Laura S. Stark	38	Senior Vice President, Platform Solutions. Ms. Stark joined us in 1996 as strategic accounts manager, and held the positions of strategic accounts director and vice president, Alliances and Infrastructure, before assuming the position of vice president, Memory Interface Division in October 2002. She held this position until February 2005 when she was appointed to her current position. Prior to that, Ms. Stark held various positions in the semiconductor products division of Motorola, a communications equipment company, during a six year tenure, including technical sales engineer for the Apple sales team and field application engineer for the Sun and SGI sales teams. Ms. Stark holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology. Ms. Stark is currently on a leave of absence.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

We develop leading-edge chip interface technology years ahead of the market’s needs. We provide this technology to our customers through both patent licenses and through licenses for our leadership (Rambus-proprietary) architectures and designs. As our innovations are often adopted into industry-standard solutions, we license industry-standard designs as a further service for our customers.

Our business model requires that we attract and retain the best scientific and engineering personnel in our field of focus in order to realize our fundamental competitive advantage and deliver the greatest value for our stockholders. Because our technology is foundational in the large and growing market for digital electronics, competition for qualified individuals is fierce. Thus, our compensation program is designed to attract and retain the best talent, especially leading scientists and engineers, in the industry.

Our guiding philosophy for all of our employees is that total compensation (i.e., base salary, annual incentive bonus, long-term equity grants and other employee benefits and arrangements) should correlate highly to achievement of our financial and non-financial objectives. We also grant long-term, equity-based and cash incentive compensation in order to more closely align the long-term interests of management with those of our stockholders. Total compensation is tied both to company and individual performance. We strive to reward our employees, regardless of level, commensurate with their contributions, sustained performance and value created. This philosophy reflects our key strategic compensation design priorities: pay for performance, employee retention, cost management, and continued focus on corporate governance. Our total compensation philosophy is posted on our website at http://investor.rambus.com/governance/total_comp.cfm.

This Compensation Discussion and Analysis presents our compensation policies, programs, and practices for the named executive officers presented on the Summary Compensation Table appearing later in this report.

Role and Responsibilities of the Compensation Committee

The Compensation Committee’s roles and responsibilities include the following activities which are among the duties reflected in our Compensation Committee Charter, which is posted on our website at http://investor.rambus.com/governance/compensation.cfm:

•

Annually review and approve the CEO and other executive officers’ compensation in the context of their performance, which includes reviewing and approving their annual base salary, annual incentive bonus, including the specific goals, targets, and amounts, equity compensation, employment agreements, severance arrangements, and change in control agreements/provisions, and any other benefits, compensation or arrangements.

•

Administer our stock option and equity incentive plans pursuant to the terms of such plans and the authority delegated by the Board of Directors. In its administration of the plans, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units or other equity compensation to individuals eligible for such grants and amend such awards following their grant.

•	Adopt, amend and oversee the administration of our significant employee benefits programs.

•	Review external surveys to establish appropriate ranges of compensation.

•

Retain and terminate any compensation consultant to assist in the evaluation of CEO or executive officer or director compensation, and approve the consultant’s fees and other terms of service, as well as obtain advice and assistance from internal or external legal, accounting or other advisors.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured annual and long-term incentive-based cash and non-cash executive compensation to attract and retain the named executive officers, and align their focus and actions to achieve our Company’s business goals.

To determine the appropriate levels of compensation for our executive officers, the Compensation Committee reviews in-depth analysis conducted by management and external consultants. The analysis is based, in part, on information reported in proxy statements and independent, third-party published survey data. Each year the Vice President of Human Resources works to provide analysis and recommendations in support of executive compensation. This analysis includes specific market pricing for each named executive officer position within the Company. To support the detailed analysis and recommendations, the Vice President of Human Resources works with both the Director of Compensation and independent consultants. The Vice President of Human Resources and the CEO then provide recommendations for executive officers other than the CEO to the Compensation Committee for their consideration and approval. The Vice President of Human Resources then presents analysis for determination of the CEO’s compensation to the Compensation Committee, and the Compensation Committee then deliberates in closed session.

In 2006, Compensia, a third-party, independent consultant, assisted the Compensation Committee in evaluating the compensation program for our executive officers and directors. Compensia, working with management, has assisted the Compensation Committee each year since 2004. Compensia utilized peer group comparison and benchmarking surveys to assess the competitiveness and appropriateness of our compensation programs against our Compensation Peer Group described below and other industry comparisons. Compensia’s analysis included last fiscal year data and three-year average data evaluated against a variety of compensation utilization metrics including total equity compensation expense, equity expense as a percent of net income, and equity expense as a percent of revenue. Base and total cash compensation were also compared against the Compensation Peer Group and industry financial performance metrics, including revenue growth, net income growth, and total shareholder return.

In making compensation decisions, the Compensation Committee compares analysis of each element as well as the aggregation of all elements of total compensation against our peer group of publicly-traded companies, which we refer to as the Compensation Peer Group. The Compensation Peer Group consists of companies against which the Compensation Committee believes we compete for talent and represents similar benchmark attributes including revenue size, complexity, like industry, market capitalization, and number of employees. For fiscal year 2006, the Compensation Peer Group included: Actel Corp., Magma Design Auto Inc., Ceva Inc., MIPS Technologies Inc., Cymer Inc., Omnivision Tech Inc., DSP Group Inc., Pixelworks Inc., Formfactor Inc., Virage Logic Corp., Interdigital Communication Corp., Altera Corp., LSI Logic Corp., Atmel Corp., Nvidia Corp., Benchmark Electronics Inc., PMC Sierra Inc., Cypress Semiconductor Corp., Semtech Corp., Fairchild Semiconductor Intl Inc., Sigmatel Inc., Silicon Lab Inc., Integrated Circuit Systems Inc., Integrated Device Tech Inc., and Vishay Intertechnology Inc. The Compensation Committee reviews the Compensation Peer Group annually to ensure the appropriateness of the group for compensation comparisons.

Consistent with our “Pay for Performance” philosophy, the Compensation Committee targets our executive officers’ total cash compensation at or near the 75th percentile of the Compensation Peer Group. Base salary targets for executive officers are designed so that salary opportunities for a given office are positioned at approximately the 50th percentile of the Compensation Peer Group. The Compensation Committee believes that this percentile will allow us to maintain control over fixed compensation expense while affording competitive upside to the executives as a result of our financial performance. Variable or incentive cash compensation is realized based on the achievement of our annual operating plan as approved by the Board of Directors and achievement of individual objectives as described in more detail below.

In 2006, the Compensation Committee collaborated with management in the continuing effort to enhance corporate governance and align our compensation and benefit practices with the long term interests of our stockholders. In 2006, we implemented and obtained the approval of our stockholders of a new equity incentive plan that replaced our expiring 1997 Stock Option Plan (the “1997 Plan”). Our new 2006 Equity Incentive Plan (the “2006 Plan”), eliminated a historic evergreen replenishment provision and requires shareholder approval for share replenishment which we will propose as needed based on market comparisons and our performance. We have worked to reduce the issuance of equity as a percentage of overall compensation in-line with peer market trends. We have also worked to reduce the “burn rate,” or number of equity awards issued annually as a percentage of our total outstanding shares, to less than 3% of total outstanding shares in 2006, and we are projecting a burn rate of between 2.5% and 3% for 2007. When compared to our Compensation Peer Group, we fell below the 50th percentile for the last fiscal year and the three-year average overall gross burn rate and net burn rate (which factors in cancellations of equity awards under our plans). Our stock option issuance per employee has declined over 70 percent from 2003 to 2006. Also, in October 2006, the Compensation Committee adopted stock ownership guidelines effective 2007 for our executive officers and directors, as described below.

The Compensation Committee’s policy with respect to the adjustment or recovery of compensation as a result of material changes in our financial statements requiring an accounting restatement is to retain discretion over all pay elements and reserve the right to reduce or forego future compensation based on any required restatement or adjustment. The Compensation Committee intends to review its policies with respect to such adjustment or recovery of compensation on an ongoing basis and as part of its annual policy review.

The Compensation Committee considers the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1,000,000 per executive per year, but excludes from the calculation of such $1,000,000 limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. Both our 1997 Plan and 2006 Plan permit the Compensation Committee grant equity awards that are “performance-based” and thus fully tax-deductible by us. The Compensation Committee currently intends to continue evaluating all of our executive compensation and will qualify such compensation as performance based compensation under Section 162(m) to the extent it determines doing so is in our best interests. All of the stock options granted to our executive officers are intended to qualify under Section 162(m) as performance-based compensation. However, during our stock option investigation we discovered that certain stock options granted to Mr. Donnelly, Mr. Patel and Ms. Stark were granted with an exercise price below the fair market value of the underlying shares on the date of grant and will not qualify as performance based compensation under Section 162(m). In addition, the restricted stock unit and restricted stock awards granted to our executive officers do not qualify as performance-based compensation.

We have concluded an investigation into historical stock option grants. The Compensation Committee has taken into consideration the results of the investigation with respect to the internal control and other compensation policies of Rambus. A summary of the investigation and our findings are set forth under Note 3 of the Notes to Consolidated Financial Statements, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures,” each contained in the Form 10-K.

The Compensation Committee also considers the effects of Section 409A of the Internal Revenue Code when granting or providing compensation. Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, we generally structure equity awards in a manner intended to comply with the applicable Section 409A requirements. However, in connection with the stock option investigation, certain stock options that were determined to have been granted at a discount to fair market value do not meet the requirements of Section 409A. Rambus has not paid or otherwise grossed up current or former executives for any additional taxes imposed by Section 409A with respect to these stock options. The Compensation Committee will continue to consider the appropriateness of any such action in the future based on applicable company and industry-wide developments.

In designing our compensation programs, we take into consideration the accounting effect that each element will or may have on us. For example, in evaluating the 2006 Employee Stock Purchase Plan, (the “2006 Stock Purchase Plan”), the Compensation Committee considered both the appropriateness and competitiveness of our compensation strategy and the effect of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), referred to as SFAS 123(R), with respect to the compensation expense recorded in the financial statements. As a result, the Compensation Committee adopted modifications in early 2007 to the 2006 Stock Purchase Plan. These changes eliminated a 24 month look-back and substituted it with a standard 6 month look-back while retaining a purchase price equal to 85% of the fair market value on the first day of the offering period or the last day of the offering period, whichever is lower.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were:

•	Annual Base Salary

•	Annual Variable Compensation

•	Equity Based Compensation

•	All Other Compensation, which includes 401(k) match, health/welfare and other standard benefits

Base Salary

We provide our named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. The annual base salary for executive officers is determined relative to job scope, past and present contributions for performance and compensation for similar positions within our Compensation Peer Group. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using the Compensation Peer Group and other industry market data.

We emphasize pay for performance in all components of compensation, and make salary adjustments based on individual employee performance relative to published compensation levels for incumbents of similar positions in the Compensation Peer Group. In 2006, annual salary represented 50% of our CEO’s annual total target cash and between 55% and 60% of the annual total target for the other named executive officers with the remainder of other total target compensation in the form of bonus.

In 2007, the Compensation Committee approved a 15.4% increase in the CEO’s base salary and total cash compensation. As a result, his total target cash compensation level for fiscal year 2007 remains slightly below our target of 75th percentile of the Compensation Peer Group. Historically, we have paid the CEO below-market total cash compensation but we have issued more equity awards as compensation in comparison to the Compensation Peer Group and other industry companies. Starting in 2005 and continuing in 2006 and 2007, we have aligned the CEO’s total compensation package to be consistent with our other named executive officers and in-line with our compensation philosophy as applied against our Compensation Peer Group.

Performance-based Incentive Plan

The Compensation Committee rewards achievement at specified levels of financial and individual performance. Each officer has a target bonus level that is competitive with target bonuses for similar positions reported in our independent, third-party surveys and information from proxy statements. The Compensation Committee also reviews and ensures that the target bonus levels are competitive in comparison to the Compensation Peer Group. We have historically targeted and continue to target the 75th percentile for total target cash within these defined talent markets. The Compensation Committee believes that financial performance is a key measurement in determining variable compensation.

The 2006 incentive plan included our named executive officers as well as employees through senior individual contributor levels, and all employees will be eligible to participate in 2007. The incentive plan is funded based on achievement of an adjusted pre-tax income target, which excludes stock-based compensation expense and other one time charges deemed by the Compensation Committee to be extraordinary and outside of management control. Pre-tax income was chosen as our financial performance metric because it is a function of both the top-line revenue performance and expense management efficiency. The Compensation Committee retains the discretion to exclude the one-time charges from the pre-tax income calculation. For fiscal year 2006, the pre-tax achievement excluded stock-based compensation expenses, a one-time bonus paid to outside litigation counsel, and expenses incurred as a result of the stock option investigation. The incentive plan is designed to be funded linearly beginning at a threshold of 70% of the pre-approved plan and rises to a potential 200% of target funding based on the achievement exceeding the pre-tax income target. Named executive officers participating in the plan are also measured against objectives that tie directly to our overall operating plan objectives. For fiscal year 2006, these objectives included specific customer goals, licensing objectives, specific technology development milestones, internal control and process improvements, and productivity initiatives. Final payout of these cash incentive awards, if any, is determined by the funding level achieved and each individual’s performance against their key objectives or management by objectives.

For fiscal year 2006, our adjusted pretax results generated a funding level of 1.75 times the total target bonus. All of our named executive officers received between 125% and 180% of their incentive targets. Our CEO earned a bonus of 175% of his incentive target based on the adjusted pretax results.

Long-term Equity Incentive Compensation—Stock Awards and Option Grants

Ownership of our Common Stock is a key element of executive compensation. Our named executive officers are eligible to participate in the 2006 Plan and our 2006 Stock Purchase Plan. The 2006 Plan permits our Board of Directors or Compensation Committee to grant restricted stock, stock options, stock appreciation rights, restricted stock units and other stock-based equity awards to employees, including named executive officers, on such terms as our Board of Directors or Compensation Committee may determine. On several occasions in 2006, we opted to grant restricted stock or restricted stock units, referred to as RSUs, instead of stock options, generally because we wished to reduce overall equity issuances and compensation expenses, while also focusing on the effectiveness of the use of a restricted stock or RSU element for specific purposes. We determined that granting such awards in lieu of stock options provided us with an additional recruitment incentive in the hiring of Mr. Rishi and part of a special litigation incentive for Mr. Danforth. The Compensation Committee continues to evaluate the proper mix for the issuance of stock options, restricted stock or RSUs, and other equity awards.

Currently, equity grants are the only element of our long-term compensation. We are using long-term compensation as a retention tool and as a primary compensation element to align our named executive officers with the long-term interest of our stockholders. The Compensation Committee compared the number of shares and the value of the equity grants with the Compensation Peer Group and third party industry survey data. Our targeted value for these awards is at or above the 75th percentile for each named executive officer. As a further retention tool, we generally apply a 5-year vesting schedule on these equity grants in comparison to the more standard 3-year or 4-year vesting period used by most of the Compensation Peer Group.

In determining the size of a stock option grant to a named executive officer, the Compensation Committee takes into account equity participation by comparable employees, external competitive circumstances and other relevant factors. Because these options typically vest ratably over 60 months, they require the named executive officer’s continued service. In addition, the Compensation Committee considers each named executive officer’s performance and contribution during the fiscal year, analyses reflecting the value delivered by the executive and competitive practices.

Our stock purchase plans permit employees to acquire our Common Stock through payroll deductions and promote broad-based equity participation throughout our company.

The Compensation Committee believes that these stock plans align the interests of the named executive officers as well as our other employees with the long-term interests of the stockholders.

Stock Ownership Guidelines.

In October 2006, our Board of Directors approved stock ownership and retention guidelines for executives and directors. Under these guidelines, our executive officers will be expected to accumulate and hold an equivalent value of our Common Stock that is equal or greater than 2 times to 5 times of their annual base salary, and to maintain this minimum amount throughout their tenure as an executive officer. The CEO will be expected to accumulate and hold an equivalent value of 5 times his/her annual base salary, all other Section 16 executive officers will be expected to accumulate and hold an equivalent value of 3 times their annual base salaries, and all other executives will be expected to accumulate and hold an equivalent value of 2 times their annual base salaries. All executive officers have five years to achieve this accumulated value requirement from January 1, 2007, or the date that the executive officer assumes his or her position, whichever is later. These targets were determined and set as the result of benchmark surveys conducted against industry survey data. Elements that will qualify towards ownership goals will include: vested and unvested restricted stock and restricted stock units, vested and unexercised stock options, stock purchase plan holdings and any other shares of Common Stock owned outright.

401(k) Plan and Other Health and Life Insurance Premium

Our named executive officers, like other employees, are eligible to participate in our 401(k) plan. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s eligible compensation that has been contributed to the plan. In addition, all named executive officers and other employees are eligible to participate in all health and welfare benefits offered by us in accordance with the terms and conditions of such plans or arrangements.

We do not provide pension arrangements or post-retirement health coverage for our named executive officers or other employees.

Other Compensation

At the end of fiscal 2006, we gave to each employee a Sony PLAYSTATION®3 (“PS3™”) computer entertainment system which features our XDR™ memory and FlexIO™ processor bus interface technologies. We also paid a tax gross-up to each employee with respect to the value of the PS3™ received.

From time to time, primarily as a recruitment tool, the Compensation Committee has approved certain other compensation in the form of reimbursement or payment of relocation costs. For instance, in 2006, Rambus paid such expenses for Mr. Rishi in connection with the commencement of his employment. We also have a policy of paying for or reimbursing various living expenses in connection with our executive officers whose job duties require them to work for us abroad, such as with Mr. Patel in 2006. Rambus will also make tax gross-up payments on these relocation, expatriate and related other compensation.

Rambus does not provide any other perquisites or other compensation to its named executive officers.

Employment and Retention Agreements

All of our employees, including our named executive officers, are employees-at-will and as such typically do not have employment contracts with us, except in the case of some employees of our foreign subsidiaries and as discussed below. We also do not provide post-employment health coverage or other benefits, except in connection with the retention agreements, details of which are included below.

The Compensation Committee periodically evaluates the need for such agreements with respect to market practices in order to remain competitive and attract and retain executive officers. For instance, individual circumstances may arise which lead to entering into such agreements to attract executive officers to join our company.

In addition, in 2006, as part of the arrangement for Mr. Danforth to assume a role focused on certain litigation matters, the Compensation Committee approved the entry into an employment agreement with Mr. Danforth. Mr. Danforth, who was our Senior Vice President and General Counsel, entered into the amended and restated employment agreement with us effective February 1, 2006. Pursuant to the terms of the agreement, Mr. Danforth is employed as a full-time employee during a period in which we and Mr. Danforth mutually agree and afterwards as a part-time employee through a subsequent twelve-month period. The agreement will terminate once all payments due and all other obligations of the parties have been made or satisfied. Mr. Danforth’s base salary and annual target bonus will be set by us in our sole discretion and he will also be paid certain additional bonuses if and when certain triggering events relating to outcomes in certain litigation matters occur during the term of the agreement. For fiscal year 2006, Mr. Danforth was issued 63,383 RSUs as a result of the achievement of certain of these triggering events. Pursuant to the terms of the agreement, if Mr. Danforth’s employment had been involuntarily terminated prior to October 22, 2007 by us other than for “Cause” (as defined in the agreement) or other than due to Mr. Danforth’s death or “Disability” (as defined in the agreement), then subject to Mr. Danforth entering into a release of claims in favor of us, Mr. Danforth would have receive severance from us which shall include certain salary and bonus payments and immediate accelerated vesting of stock options to acquire shares of our Common Stock to the same extent as if Mr. Danforth had remained employed by us through October 22, 2007. Had this provision in Mr. Danforth’s agreement been triggered on December 31, 2006, the value of the accelerated equity grants would have amounted to approximately $1.5 million. Effective July 27, 2006, Mr. Danforth left the position of Senior Vice President, General Counsel and assumed the role of senior legal advisor in which he focuses on the management of certain of our litigation matters. On October 22, 2007, Mr. Danforth entered into a severance agreement and release with the Company, which addresses certain compensation, confidentiality and other matters related to Mr. Danforth’s separation from the Company.

Compensation Committee Report

The information contained above under the caption “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that we specifically incorporate it by reference into such filing.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Penelope A. Herscher (Chair)

Kevin Kennedy

David Shrigley

Summary Compensation Table

The following table shows compensation information for 2006 for the named executive officers.

Summary Compensation

For Fiscal Year 2006

Name and Title	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)		Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (4) ($)		Total ($)
Harold E. Hughes (5)	2006	375,000	—	—	1,857,443		662,282	—	9,388		2,904,113
Chief Executive Officer
Satish Rishi (6)	2006	208,077	—	305,995	868,169		256,445	—	451,886	(7)	2,090,572
Senior Vice President, Finance and Chief Financial Officer
Robert K. Eulau (8)	2006	50,305	—	—	248,260	(9)	—	—	2,554		301,119
Former Chief Financial Officer
John D. Danforth (10)	2006	255,000	—	968,171	2,141,852	(11)	296,201	—	11,274		3,672,498
Senior Legal Advisor
Laura Sue Stark	2006	255,000	—	—	2,312,180		343,217	—	11,455		2,921,852
Senior Vice President, Platform Solutions
Kevin S. Donnelly	2006	246,000	—	—	2,273,933		317,895	—	11,625		2,849,453
Senior Vice President, Technology Development
Samir A. Patel (12)	2006	240,000	—	—	1,609,941		307,095	—	37,205	(13)	2,194,241
Former Senior Vice President, Product Development & Production

(1)	Stock awards consist of restricted stock granted in connection with the hiring of Mr. Rishi and RSUs as part of a special litigation incentive for Mr. Danforth. Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the dollar amounts recognized for financial statement reporting purposes by Rambus in fiscal year 2006 for stock awards in accordance with the provisions of SFAS 123(R). The assumptions used to calculate the value of stock awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”).
(2)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown are the dollar amounts, disregarding the estimate of forfeitures related to service-based vesting conditions, recognized for financial statement reporting purposes by Rambus in fiscal year 2006 for stock option awards in accordance with the provisions of SFAS 123(R). Stock compensation expense calculations for financial statement purposes spread the grant date cost of those awards over the service period. Therefore, amounts in this column include the expense for awards granted in fiscal year 2006 and previous years. The assumptions used to calculate the value of stock option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in the 2006 10-K.
(3)	Amounts consist of bonuses earned for services rendered in fiscal year 2006 under our 2006 incentive plan.
(4)	In addition to any amounts disclosed with respect to individual named executive officers, amounts reported in the “All Other Compensation” column consist of (1) matching contributions to the named executive officers’ 401(k) accounts, (2) premiums paid for health and welfare insurance policies, and (3) tax “gross-ups” of $312 per employee for PS3™ entertainment systems provided to all of our employees.
(5)	Mr. Hughes assumed the additional responsibility as our Chief Financial Officer from March 2, 2006 to April 10, 2006.
(6)	Mr. Rishi joined Rambus as Senior Vice President, Finance and Chief Financial Officer on April 11, 2006.
(7)	We provided Mr. Rishi with taxable and non-taxable relocation benefits valued at $165,740 and $31,835, respectively, and paid Mr. Rishi an additional $127,839 to cover tax expenses related to these relocation benefits. Mr. Rishi also received a $120,000 sign-on bonus.

(8)	Mr. Eulau served as our Senior Vice President, Finance and Chief Financial Officer until March 1, 2006.
(9)	As a result of his separation and pursuant to their terms, Mr. Eulau forfeited options representing 309,154 shares of Common Stock that were unvested at the time he ended his employment with us.
(10)	Mr. Danforth served as our Senior Vice President, General Counsel and Secretary until July 27, 2006, at which time he assumed the non-executive position of senior legal advisor.
(11)	On December 31, 2006, we amended two stock option agreements, each dated October 8, 2001, with Mr. Danforth to increase the exercise price per share from $8.00 to $11.72 for outstanding, unexercised stock options to purchase 59,445 shares of our Common Stock held by Mr. Danforth. The value of Mr. Danforth’s stock option awards includes the deemed exchanged value of these options.
(12)	Mr. Patel served as Senior Vice President, Product Development & Production until January 2, 2007.
(13)	In connection with Mr. Patel’s service in India through July 2006, we provided Mr. Patel with housing, education, and estimated tax related payments of $25,331.

Grants of Plan Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2006. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2006 Year-End Table that follows.

Grants of Plan-Based Awards

For Fiscal Year 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares or Stock Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Options Awards (4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Harold E. Hughes	1/6/2006	—	—	—	—	—	—	—	270,000	22.94	3,866,643
	—	213,750	375,000	795,000	—	—	—	—	—	—	—

Satish Rishi	4/11/2006	—	—	—	—	—	—	40,000	—	0.001	1,632,000
	4/11/2006	—	—	—	—	—	—	—	220,000	40.80	6,004,834
	—	114,000	200,000	424,000	—	—	—	—	—	—	—

Robert K. Eulau	1/6/2006	—	—	—	—	—	—	—	75,000	22.94	1,074,068
		105,450	185,000	392,200	—	—	—	—	—	—	—

John D. Danforth (5)	12/31/06	—	—	—	—	—	—	—	59,445	11.72	—
	5/2/2006	—	—	—	—	—	—	26,780	—	—	999,965
	2/1/2006	—	—	—	—	—	—	36,603	—	—	999,994
	1/6/2006	—	—	—	—	—	—	—	100,000	22.94	1,432,090
	—	105,450	185,000	392,200	—	—	—	—	—	—	—

Laura Sue Stark	1/6/2006	—	—	—	—	—	—	—	70,000	22.94	1,002,463
	—	111,150	195,000	413,400	—	—	—	—	—	—	—

Kevin S. Donnelly	1/6/2006	—	—	—	—	—	—	—	70,000	22.94	1,002,463
	—	102,600	180,000	381,600	—	—	—	—	—	—	—

Samir A. Patel	1/6/2006	—	—	—	—	—	—	—	70,000	22.94	1,002,463
	—	102,600	180,000	381,600	—	—	—	—	—	—	—

(1)	Amounts shown are estimated payouts for fiscal year 2006 to the named executive officers based on the 2006 bonus targets under the plan discussed under “Compensation Discussion and Analysis—2006 Executive Compensation Components—Performance-based Incentive Plan.” Actual bonuses received by these named executive officers for fiscal 2006 are reported in the Summary Compensation for Fiscal Year 2006 table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Stock awards consist of restricted stock granted in connection with the hiring of Mr. Rishi and RSUs granted as part of a special litigation incentive for Mr. Danforth.
(3)	All options granted to the named executive officers in fiscal 2006 vest 10% after six months and the remaining options vest monthly in 1/60 increments.
(4)	The value of a stock award or option award is based on the fair market value as of the grant date of such award determined pursuant to SFAS 123(R). Stock awards consist of restricted stock and RSU awards. The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our Common Stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.

(5)	In addition, as described under “Compensation Discussion and Analysis—2006 Executive Compensation Components—Employment and Retention Agreements,” Mr. Danforth was entitled to certain additional bonuses if and when certain triggering events relating to outcomes in certain litigation matters occur during the term of his agreement. On December 31, 2006, we amended two Stock Option Agreements, each dated October 8, 2001, with Mr. Danforth to increase the exercise price per share from $8.00 to $11.72 for outstanding, unexercised stock options to purchase 59,445 shares of our Common Stock held by Mr. Danforth. The value of Mr. Danforth’s stock option awards includes the deemed exchanged value of these options.

Outstanding Equity Award s at Fiscal Year-End

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2006. Unvested stock awards reported in the Grants of Plan-Based Awards Table on the previous page are also included in the table below.

Outstanding Equity Awards

at Fiscal 2006 Year-End

	Option Awards							Stock Awards
Name	# of Securities Underlying Unexercised Option (#) Exercisable		# of Securities Underlying Unexercised Option (#) Unexercisable		Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (#)		Mkt Value of Shares or Units of Stock That Have Not Vested ($) (6)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Mkt or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Harold E. Hughes	119,791		130,209	(1)	—	$21.5100	1/10/2015	—		—	—	—
	35,000		5,000	(2)	—	$17.5100	6/2/2013	—		—	—	—
	5,376		9,167	(3)	—	$16.0700	10/1/2014	—		—	—	—
	49,500		220,500	(4)	—	$22.9400	1/6/2016	—		—	—	—

Satish Rishi	29,333		190,667	(5)	—	$40.8000	4/11/2016	35,000	(23)	$662,550	—	—

Robert K. Eulau	—		—		—	—	—	—		—	—	—

John D. Danforth	30,555	(21)	0		—	$8.0000	10/8/2011	20,916	(24)	$395,940	—	—
	34,445	(22)	0		—	$11.7200	10/8/2011	17,854	(25)	$337,976	—	—
	25,000	(22)	0		—	$11.7200	10/8/2011	—		—	—	—
	75,000		75,000	(7)	—	$7.5000	4/10/2012	—		—	—	—
	68,000		12,000	(8)	—	$8.6370	11/21/2012	—		—	—	—
	0		70,000	(9)	—	$25.1600	11/25/2013	—		—	—	—
	100,000		0	(10)	—	$31.1600	1/30/2014	—		—	—	—
	0		20,000	(11)	—	$31.1600	1/30/2014	—		—	—	—
	0		40,000	(12)	—	$31.1600	1/30/2014	—		—	—	—
	0		70,000	(13)	—	$24.0400	12/3/2014	—		—	—	—
	18,333		81,667	(4)	—	$22.9400	1/6/2016	—		—	—	—

Laura Sue Stark	140,000		0	(14)	—	$15.6719	10/20/2009	—		—	—	—
	60,000		0	(19)	—	$54.6250	12/12/2010	—		—	—	—
	20,000		0	(16)	—	$4.8600	8/23/2011	—		—	—	—
	15,000		15,000	(8)	—	$8.6370	11/21/2012	—		—	—	—
	50,000		0	(8)	—	$25.1600	11/25/2013	—		—	—	—
	0		65,000	(20)	—	$25.1600	11/25/2013	—		—	—	—
	0		85,000	(9)	—	$25.1600	11/25/2013	—		—	—	—
	0		85,000	(13)	—	$24.0400	12/3/2014	—		—	—	—
	12,833		57,167	(4)	—	$22.9400	1/6/2016	—		—	—	—
	0		80,000	(15)	—	$2.5000	12/1/2009	—		—	—	—

Kevin S. Donnelly	9,628		0	(17)	—	$15.3125	2/18/2009	—		—	—	—
	50,000		0	(18)	—	$25.1600	11/25/2013	—		—	—	—
	60,000		0	(19)	—	$54.6250	12/12/2010	—		—	—	—
	60,000		0	(16)	—	$4.8600	8/23/2011	—		—	—	—
	0		65,000	(20)	—	$25.1600	11/25/2013	—		—	—	—
	68,372		0	(17)	—	$15.3125	2/18/2009	—		—	—	—
	12,833		57,167	(4)	—	$22.9400	1/6/2016	—		—	—	—
	60,000		15,000	(8)	—	$8.6370	11/21/2012	—		—	—	—
	0		75,000	(13)	—	$24.0400	12/3/2014	—		—	—	—
	0		80,000	(15)	—	$2.5000	12/1/2009	—		—	—	—
	0		85,000	(9)	—	$25.1600	11/25/2013	—		—	—	—
	160,000		0	(14)	—	$15.6719	10/20/2009	—		—	—	—

	Option Awards						Stock Awards
Name	# of Securities Underlying Unexercised Option (#) Exercisable	# of Securities Underlying Unexercised Option (#) Unexercisable		Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (#)	Mkt Value of Shares or Units of Stock That Have Not Vested ($) (6)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Mkt or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Samir A. Patel	40,000	0	(19)	—	$54.6250	12/12/2010	—	—	—	—
	60,000	0	(14)	—	$15.6719	10/20/2009	—	—	—	—
	0	60,000	(15)	—	$2.5000	12/1/2009	—	—	—	—
	47,223	0	(16)	—	$4.8600	8/23/2011	—	—	—	—
	51,000	9,000	(8)	—	$8.6370	11/21/2012	—	—	—	—
	30,000	0	(18)	—	$25.1600	11/25/2013	—	—	—	—
	0	40,000	(20)	—	$25.1600	11/25/2013	—	—	—	—
	0	50,000	(9)	—	$25.1600	11/25/2013	—	—	—	—
	0	80,000	(13)	—	$24.0400	12/3/2014	—	—	—	—
	12,833	57,167	(4)	—	$22.9400	1/6/2016	—	—	—	—

(1)	The option was granted on January 10, 2005. Options representing 1/48th of the shares vest monthly during the four year period following the grant date.
(2)	The option was granted on June 2, 2003. Options representing 5,000 shares vested on December 2, 2003 and the remaining options vested in equal monthly installments until it was fully vested on June 2, 2007.
(3)	The option was granted on October 1, 2004. Options representing 1/48th of the shares vest per month over the four year period following the grant date.
(4)	The option was granted on January 6, 2006. Options representing 10% of the shares vested six months from the grant date and the remaining shares vest in equal monthly installments until it is fully vested on January 6, 2011.
(5)	The option was granted on April 11, 2006. Options representing 10% of the shares vested six months from the grant date and the remaining shares vest in equal monthly installments until it is fully vested on April 11, 2011.
(6)	The market value is calculated using the closing price of our Common Stock of $18.93 on December 29, 2006 (the last trading day of 2006), as reported on the Nasdaq Global Select Market, multiplied by the unvested stock amount.
(7)	The option was granted on April 10, 2002. Options representing 1/24th of the total grant began vesting in monthly installments on January 1, 2006.
(8)	The option was granted on November 21, 2002. Options representing 1/60th of the total grant began vesting in monthly installments on September 30, 2002.
(9)	The option was granted on November 25, 2003. Options representing 1/12th of the total grant will begin vesting in monthly installments on January 1, 2008.
(10)	The option was granted on January 30, 2004. Options representing 1/24th of the total grant vested in monthly installments over 24 months beginning on January 1, 2004. The option is now fully vested.
(11)	The option was granted on January 30, 2004. Options representing 1/12th of the total grant began vesting in monthly installments on January 1, 2007.
(12)	The option was granted on January 30, 2004. Options representing 1/12th of the total grant will begin vesting in monthly installments on January 1, 2008.
(13)	The option was granted on December 3, 2004. Options representing 1/12th of the total grant will begin vesting in monthly installments on January 1, 2009.
(14)	The option was granted on October 20, 1999. Options representing 1/24th of the total grant vested in monthly installments beginning January 1, 2003. The option is now fully vested.
(15)	The option was granted on December 1, 1999. The option is no longer eligible to vest due to vesting milestones that were never achieved.
(16)	The option was granted on August 23, 2001. Options representing 50% of the total grant vested monthly over two years beginning September 30, 2001. The remaining 50% of the total grant vested monthly over three years beginning September 30, 2003. The option is now fully vested.
(17)	The option was granted on February 18, 1999. Options representing 1/48th of the total grant vested in monthly installments beginning February 18, 1999. The option is now fully vested.
(18)	The option was granted on November 25, 2003. Options representing 1/24th of the total grant vested in monthly installments beginning on January 1, 2005. The option is now fully vested.
(19)	The option was granted on December 12, 2000. Options representing 1/12th of the total grant vested in monthly installments beginning on January 1, 2005. The option is now fully vested.
(20)	The option was granted on November 25, 2003. Options representing 1/12th of the total grant began vesting on January 1, 2007 in monthly installments.
(21)	The option was granted on October 8, 2001. Due to the mispricing of this option grant, this grant was split into two grants. One of the two grants has already been fully exercised. Options representing 10% of the total grant vested six months from the grant date and the remaining shares vested in monthly installments. The options are now fully vested.
(22)	The option was granted on October 8, 2001. Due to the mispricing of this option grant, this grant was split into two grants. Options representing 10% of the total grant vested six months from the grant date and the remaining shares vested in monthly installments. The options are now fully vested.
(23)	The restricted stock units were granted on April 11, 2006. A portion of the restricted stock units representing 5,000 shares vested on April 24, 2007 and restricted stock units representing 10,000 shares will vest on the first available trading day under our insider trading policy in April 2008, 2009 and 2010.

(24)	The restricted stock units were granted on February 1, 2006. Restricted stock units representing 5,229 shares vested on January 22, 2007, April 23, 2007, July 23, 2007 and October 22, 2007. The restricted stock units are now fully vested.
(25)	The restricted stock units were granted on May 2, 2006. A portion of the restricted stock units representing 4,463 shares vested on January 22, 2007 and April 23, 2007. The remaining restricted stock units representing 4,464 shares vested on July 23, 2007 and October 22, 2007. The restricted stock units are now fully vested.

Each of the options and other equity awards reflected on the table above were issued under the 1997 Plan, the 1999 Plan or the 2006 Plan, which are plans that were or are available to all of our employees.

In the case of the 1997 Plan and the 1999 Plan, if a “merger” of the Company occurs, as defined in the relevant plan, each outstanding option or equity award will be assumed or an equivalent option or right substituted by the successor company. Following such assumption or substitution, if the participant’s status as a service provider is terminated by the successor corporation as a result of an “involuntary termination” other than for “cause,” each as defined in the relevant plan, within twelve months following the merger, then the participant will fully vest and have the right to exercise all of his or her options and will convert any other equity awards into shares of Common Stock. In the event that the successor company refuses to assume or substitute for the equity award the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met immediately prior to the merger. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger, the administrator of the relevant plan will notify the participant that the option or stock appreciation right will be fully vested and exercisable for 15 days from such notice, and the option or stock appreciation right will terminate upon the expiration of such 15-day period.

In the case of the 2006 Plan, in the event of a “change of control” of the Company, as defined in the plan, each outstanding option or equity award will be assumed or an equivalent option or right substituted by the successor company. In the event that the successor company refuses to assume or substitute for the option or equity award, the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the administrator of the 2006 Plan will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2006.

Option Exercises and Stock Vested Table

For Fiscal Year 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting (2) ($)
Harold E. Hughes	5,457	60,627	—		—
Satish Rishi	—	—	5,000		83,795
Robert K. Eulau	463,846	10,343,583	—		—
John D. Danforth	170,000	4,736,610	9,692	(3)	144,120
	—	—	9,692	(4)	162,438
	—	—	5,229		232,691

Laura Sue Stark	210,265	5,222,735	—		—
Kevin S. Donnelly	154,000	3,982,973	—		—
Samir A. Patel	148,431	3,235,394	—		—

(1)	The value realized equals the difference between the option exercise price and the sale price on the date of exercise, multiplied by the number of shares of Common Stock for which the option was exercised.
(2)	The value realized equals the market value of our Common Stock on the vesting date, multiplied by the number of shares that vested.
(3)	Of this amount, 140 shares of Common Stock were withheld by us to cover tax withholding obligations.
(4)	Of this amount, 140 shares of Common Stock were withheld by us to cover tax withholding obligations.

Potential Payments Upon Termination or Change-in-Control

Mr. Danforth has entered into an employment agreement with the Company which, prior to October 22, 2007, provided for payment upon certain termination events and is described in detail under “Compensation Discussion and Analysis—2006 Executive Compensation Components—Employment and Retention Agreements” above.

Compensation of Directors

The following table shows compensation information for our current and former non-employee directors for 2006.

Director Compensation

For Fiscal Year 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
J. Thomas Bentley	30,000	—	142,519	(3)	—	—	648		173,167
Sunlin Chou	19,097	—	199,190	(4)	—	—	648		218,935
Bruce Dunlevie	25,000	—	190,043	(5)	—	—	648		215,691
P. Michael Farmwald	25,000	—	177,123	(6)	—	—	648		202,771
Penelope A. Herscher	11,753	—	73,127	(7)	—	—	648		85,528
Kevin Kennedy	25,000	—	268,749	(8)	—	—	648		294,397
David J. Mooring (9)	—	—	680,638	(10)	—	—	—		680,638
Mark Pinto	—	—	—	(11)	—	—	—		—
David Shrigley	5,571	—	30,333	(12)	—	—	648		36,552
Abraham Sofaer	22,500	—	103,621	(13)	—	—	8,123	(14)	134,244
Geoff Tate (15)	15,208	—	159,997	(16)	—	—	2,998		178,203

(1)	None of the directors held any restricted stock units or restricted stock awards at the end of 2006.
(2)	Amounts shown do not reflect compensation actually received by the non-employee directors. Instead, the amounts shown are the dollar amounts, disregarding the estimate of forfeitures related to service-based vesting conditions, recognized for financial statement reporting purposes by Rambus in fiscal year 2006 for stock option awards in accordance with the provisions of SFAS 123(R). Stock compensation expense calculations for financial statement purposes spread the grant date cost of those awards over the vesting period. Therefore, amounts in this column include the expense for awards granted in fiscal year 2006 and previous years. The assumptions used to calculate the value of stock option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in the 2006 10-K.
(3)	Reflects the compensation costs recognized by Rambus in 2006 associated with (a) an option award of 40,000 shares of Common Stock made on March 11, 2005 at an exercise price of $14.00 per share, with a fair value as of the grant date of $9.20 disregarding forfeiture assumptions and (b) an option award of 20,000 shares of Common Stock made on October 3, 2005 at an exercise price of $12.11 per share, with a fair value as of the grant date of $7.09 disregarding forfeiture assumptions and (c) an option award of 20,000 shares of Common Stock made on October 2, 2006 at an exercise price of $17.14 per share, with a fair value as of the grant date of $12.31 disregarding forfeiture assumptions. Mr. Bentley had options to purchase an aggregate of 72,917 shares outstanding as of December 31, 2006.
(4)	Reflects the compensation costs recognized by Rambus in 2006 associated with (a) an option award of 40,000 shares of Common Stock made on March 27, 2006 at an exercise price of $38.59 per share, with a fair value as of the grant date of $24.09 disregarding forfeiture assumptions and (b) an option award of 20,000 shares of Common Stock made on October 2, 2006 at an exercise price of $17.14 per share, with a fair value as of the grant date of $12.31 disregarding forfeiture assumptions. Dr. Chou had options to purchase an aggregate of 60,000 shares outstanding as of December 31, 2006.
(5)

Reflects the compensation costs recognized by Rambus in 2006 associated with (a) an option award of 20,000 shares of Common Stock made on October 1, 2002 at an exercise price of $4.72 per share, with a fair value as of the grant date of $3.44 disregarding forfeiture assumptions and (b) an option award of 20,000 shares of Common Stock made on October 1, 2003 at an exercise price of $17.04 per share, with a fair value as of the grant date of $13.04 disregarding forfeiture assumptions and (c) an option award of 20,000 shares of Common Stock made on October 1, 2004 at an exercise price of $16.07 per share, with a fair value as of the grant date of $12.28 disregarding forfeiture assumptions and (d) an option award of 20,000 shares of Common Stock made on October 3, 2005 at an exercise price of $12.11 per share, with a fair value as of the grant date of $7.09 disregarding forfeiture assumptions and (e) an option award of 20,000 shares of Common Stock made on October 2, 2006 at an exercise price of $17.14 per share, with a fair value as of the grant date of $12.31 disregarding forfeiture assumptions. Mr. Dunlevie had options to purchase an aggregate of 340,000 shares outstanding as of December 31, 2006.

(6)	Reflects the compensation costs recognized by Rambus in 2006 associated with (a) an option award of 20,000 shares of Common Stock made on October 1, 2003 at an exercise price of $17.04 per share, with a fair value as of the grant date of $13.04 disregarding forfeiture assumptions and (b) an option award of 20,000 shares of Common Stock made on October 1, 2004 at an exercise price of $16.07 per share, with a fair value as of the grant date of $12.28 disregarding forfeiture assumptions and (c) an option award of 20,000 shares of Common Stock made on October 3, 2005 at an exercise price of $12.11 per share, with a fair value as of the grant date of $7.09 disregarding forfeiture assumptions and (d) an option award of 20,000 shares of Common Stock made on October 2, 2006 at an exercise price of $17.14 per share, with a fair value as of the grant date of $12.31 disregarding forfeiture assumptions. Mr. Farmwald had options to purchase an aggregate of 80,000 shares outstanding as of December 31, 2006.
(7)	Reflects the compensation costs recognized by Rambus in 2006 associated with (a) an option award of 40,000 shares of Common Stock made on July 12, 2006 at an exercise price of $22.36 per share, with a fair value as of the grant date of $15.53 disregarding forfeiture assumptions. Ms. Herscher had options to purchase an aggregate of 40,000 shares outstanding as of December 31, 2006.
(8)	Reflects the compensation costs recognized by Rambus in 2006 associated with (a) an option award of 40,000 shares of Common Stock made on March 31, 2003 at an exercise price of $13.21 per share, with a fair value as of the grant date of $9.17 disregarding forfeiture assumptions and (b) an option award of 20,000 shares of Common Stock made on October 1, 2003 at an exercise price of $17.04 per share, with a fair value as of the grant date of $13.04 disregarding forfeiture assumptions and (c) an option award of 20,000 shares of Common Stock made on October 1, 2004 at an exercise price of $16.07 per share, with a fair value as of the grant date of $12.28 disregarding forfeiture assumptions and (d) an option award of 20,000 shares of Common Stock made on October 3, 2005 at an exercise price of $12.11 per share, with a fair value as of the grant date of $7.09 disregarding forfeiture assumptions and (e) an option award of 20,000 shares of Common Stock made on October 2, 2006 at an exercise price of $17.14 per share, with a fair value as of the grant date of $12.31 disregarding forfeiture assumptions. Dr. Kennedy had options to purchase an aggregate of 120,000 shares outstanding as of December 31, 2006.
(9)	Mr. Mooring’s employment with us ended in February 2006, but he remained as a director until May 10, 2006. Mr. Mooring did not receive any compensation as a director in fiscal year 2006. Except as specifically disclosed, the amount reflected above do not include any amounts that Mr. Mooring received as an employee.
(10)	Reflects the compensation costs recognized by Rambus in 2006 associated with (a) an option award of 600,000 shares of Common Stock made on August 23, 2001 at an exercise price of $4.86 per share, with a fair value as of the grant date of $10.52 disregarding forfeiture assumptions and (b) an option award of 400,000 shares of Common Stock made on November 21, 2002 at an exercise price of $8.64 per share, with a fair value as of the grant date of $6.38 disregarding forfeiture assumptions and (c) an option award of 200,000 shares of Common Stock made on November 25, 2003 at an exercise price of $25.16 per share, with a fair value as of the grant date of $24.76 disregarding forfeiture assumptions and (d) an option award of 85,000 shares of Common Stock made on December 3, 2004 at an exercise price of $24.04 per share, with a fair value as of the grant date of $19.43 disregarding forfeiture assumptions. The amount reflected as stock compensation expense recognized by us in 2006 is related to stock options granted to Mr. Mooring between 2001 and 2004 while he was an executive officer. When Mr. Mooring resigned from the board he forfeited all of his 680,001 unvested options to purchase Common Stock.

(11)	Due to corporate conflicts, Mr. Pinto resigned from Rambus Board on March 17, 2006. Reflects the compensation costs recognized by Rambus in 2006 associated with (a) an option award of 40,000 shares of Common Stock made on March 10, 2006 at an exercise price of $31.36 per share, with a fair value as of the grant date of $19.58. Upon resignation, all of Mr. Pinto’s stock options terminated. Mr. Pinto had no outstanding shares as of December 31, 2006.
(12)	Reflects the compensation costs recognized by Rambus in 2006 associated with (a) an option award of 40,000 shares of Common Stock made on October 11, 2006 at an exercise price of $19.13 per share, with a fair value as of the grant date of $13.68 disregarding forfeiture assumptions. Mr. Shrigley had options to purchase an aggregate of 40,000 shares outstanding as of December 31, 2006.
(13)	Reflects the compensation costs recognized by Rambus in 2006 associated with (a) an option award of 40,000 shares of Common Stock made on May 4, 2005 at an exercise price of $14.24 per share, with a fair value as of the grant date of $8.85 disregarding forfeiture assumptions and (b) an option award of 20,000 shares of Common Stock made on October 2, 2006 at an exercise price of $17.14 per share, with a fair value as of the grant date of $12.31 disregarding forfeiture assumptions. Mr. Sofaer had options to purchase an aggregate of 60,000 shares outstanding as of December 31, 2006.
(14)	All other compensation for Mr. Sofaer includes quarterly retainer paid in Common Stock with a value of $7,475.
(15)	Mr. Tate was an employee of Rambus until January 13, 2006, and he remained as a director and Chairman of the Board until August 13, 2006. Except as specifically disclosed, the amounts reflected above do not include any amounts that Mr. Tate received as an employee.
(16)	Reflects the compensation costs recognized by Rambus in 2006 associated with (a) an option award of 600,000 shares of Common Stock made on August 23, 2001 at an exercise price of $4.86 per share, with a fair value as of the grant date of $10.52 disregarding forfeiture assumptions and (b) an option award of 400,000 shares of Common Stock made on November 21, 2002 at an exercise price of $8.64 per share, with a fair value as of the grant date of $6.38 disregarding forfeiture assumptions and (c) an option award of 200,000 shares of Common Stock made on November 25, 2003 at an exercise price of $25.16 per share, with a fair value as of the grant date of $20.34 disregarding forfeiture assumptions and (d) an option award of 150,000 shares of Common Stock made on November 25, 2003 and an exercise price of $25.16 per share, with a fair value as of the grant date of $19.27 disregarding forfeiture assumptions and (e) an option award of 100,000 shares of Common Stock made on December 3, 2004 at an exercise price of $24.04 per share, with a fair value as of the grant date of $19.43 disregarding forfeiture assumptions. The amount reflected as stock compensation expense recognized by us in 2006 is related to stock options granted to Mr. Tate between 2001 and 2004 while he was an executive officer. Effective January 13, 2006, at his request, Mr. Tate entered into an agreement with us pursuant to which Mr. Tate agreed to cancel an aggregate of 665,000 unvested options to purchase Common Stock and 500,000 unvested Common Stock equivalents held by him. This action was taken by Mr. Tate unilaterally in connection with his wishing to conform his compensation going forward as a non-employee Board member to our then current policies with respect to Board and executive compensation. Mr. Tate resigned from the Board of Directors on August 13, 2006, and thus his remaining 2,736,800 options expired by their terms on November 13, 2006.

Overview of Compensation and Procedures

We review the level of compensation of our independent directors on an annual basis. To determine the appropriate level of compensation for independent directors we have historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in Compensation Peer Group companies and

•	survey data collected by our human resources department.

As part of the ongoing strategy to modify the composition of our Board through the addition of independent directors, in 2006 we evaluated and recommended several changes to director cash compensation. Since 2005, we have added the following independent Directors: J. Thomas Bentley, Abraham Sofaer, Sunlin Chou, Penelope

Herscher, and David Shrigley. We compensate non-employee members of the board through a mixture of cash and equity-based compensation. In 2006, each independent director received an annual retainer of $25,000 paid in quarterly installments for their services as a director. The Chairpersons of the Audit Committee and Legal Affairs Committee each received an annual retainer of $30,000 paid in quarterly installments. After reviewing market data against our Compensation Peer Group, multiple surveys and public sources, and considering the time commitment that frequent meetings required of our directors, the Compensation Committee recommended and the Board considered and approved a proposal to raise our cash compensation for non-employee independent directors. In 2007, we will pay each of our independent directors an annual retainer of $40,000, our Chairperson and the Audit Committee Chairperson will each receive an annual retainer of $65,000, our Compensation Committee and all other committee chairs will receive an annual retainer of $50,000. In addition, as a result of the effort and time expended by our independent directors on the investigation of historical stock option grants and related matters, in November 2007, we paid each member of the Special Litigation Committee a one-time payment of $75,000 and each of our other independent directors serving on the Audit Committee and the Compensation Committee a one-time payment of $35,000.

Each independent director is granted an initial option to purchase 40,000 shares of Common Stock when he or she is first appointed a member of our Board of Directors. On the first trading day of October each year, each independent director receives an annual stock option grant to purchase 20,000 shares of our Common Stock at a price equal to the fair market value of our Common Stock on the date of grant, so long as that director have been serving on the Board for at least six months on such date. The expiration date of such options may not exceed ten years. The automatic option grants generally vest over a four-year period, with one-eighth of shares subject to the option vesting six months after the date of grant and the remaining shares vesting ratably each month thereafter, subject to the independent director continuing to provide services to us through each applicable vesting date. The automatic grants do not limit the ability of the administrator of the 2006 Plan to grant other discretionary awards to independent directors under the plan, and the administrator has the discretion to change the terms of the automatic grants prospectively.

Awards granted to the independent directors under the 2006 Plan are generally not transferable, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Each of the options granted to our independent directors was issued under the 1997 Plan or the 2006 Plan, which are plans that are available to all of our employees. As described under, “–Outstanding Equity Awards at Fiscal Year-End,” the 1997 Plan provides for certain acceleration upon a “merger” of the Company, as defined under the 1997 Plan, and the 2006 Plan provides for certain acceleration upon a “change of control” of the Company, as defined under the 2006 Plan. In addition, with respect to options and any other equity awards granted to non-employee directors that are assumed or substituted for upon a change of control under the 2006 Plan, if the non-employee director is terminated other than upon a voluntary resignation, the options and other equity awards granted to such non-employee director will fully vest and be exercisable with respect to 100% of the shares subject to such options and other equity awards.

Pursuant to stock ownership guidelines adopted by the Board of Directors, each independent director will be expected to accumulate and hold an equivalent value of our Common Stock of 2 times their annual total cash compensation and to achieve this within five years from January 1, 2007 or the date that the director joined the Board of Directors, whichever is later. Directors are expected to maintain this minimum amount of stock ownership throughout their tenure on the Board of Directors.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of Rambus under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

Report of the Audit Committee

The following is the report of the Audit Committee of our Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2006, which include our consolidated balance sheets as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003, and the notes thereto. As discussed in Note 3 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Company has restated its fiscal year 2005 and 2004 financial statements.

Review with Management	The Audit Committee has reviewed and discussed our audited financial statements and management’s report on internal control over financial reporting with management.

Review and Discussions with the Independent Registered Public Accounting Firm

The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as may be modified or supplemented, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) (which relates to the auditors’ independence from us and our related entities), as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from us.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Respectfully submitted by:	THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
J. Thomas Bentley, Chairman
Sunlin Chou
Abraham D. Sofaer

PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders on our common stock with the cumulative total return of the Nasdaq Stock Market Index-U.S. (Nasdaq US Index) and the RDG Semiconductor Composite Index through December 31, 2006. The graph assumes that $100 was invested on September 30, 2000, in our common stock, the Nasdaq US Index, and the RDG Semiconductor Composite Index, including reinvestment of dividends. No dividends have been declared or paid on our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

	9/00	9/01	9/02	12/03	12/04	12/05	12/06
Rambus Inc.	100.00	9.32	5.50	38.89	29.14	20.51	23.98
NASDAQ Composite	100.00	57.75	47.33	80.94	88.41	91.00	103.48
RDG Semiconductor Composite	100.00	60.29	38.33	84.63	67.94	76.06	74.95

The stock price performance included in this graph is not necessarily indicative of future stock price performance

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

BY ORDER OF THE BOARD OF DIRECTORS

Los Altos, California

November 27, 2007

Rambus

4440 EL CAMINO REAL

LOS ALTOS, CA 94022

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on December 18, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Rambus Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time December 18, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Rambus Inc., c/o Broadridge, 51

Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

RAMBS1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY RAMBUS INC.

1. Election of Class II Directors Nominees: 01) J. Thomas Bentley 02) P. Michael Farmwald, Ph.D. 03) Penelope A. Herscher 04) Kevin Kennedy, Ph.D. 05) David Shrigley

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2. Ratification of PricewaterhouseCoopers LLP as independent registered accounting firm of the Company for the fiscal year ending December 31, 2007.

For Against Abstain

Please sign exactly as your name appears above.

When shares are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. When signing as attorney, executor, administrator, trustee, guardian or in another fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership’s name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Rambus Inc.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 19, 2007. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAMBUS INC.

The undersigned stockholder of Rambus Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated November 27, 2007, and hereby appoints Harold Hughes and Thomas R. Lavelle, and each of them as proxies and attorneys-in-fact, each with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Rambus Inc. to be held on December 19, 2007 at 10:00 a.m. local time, at the Westin Hotel, 675 El Camino Real, Palo Alto, California 94301, and at any adjournment or postponement thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned as hereinafter specified upon the proposals listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN, IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS ON THE REVERSE SIDE AND, AS THE PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS OUTLINED ON THE REVERSE SIDE.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE

SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

Rambus Inc.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 19, 2007. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAMBUS INC.

The undersigned stockholder of Rambus Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice ofAnnual Meeting of Stockholders and accompanying Proxy Statement, each dated November 30, 2007, and hereby appoints Harold Hughes and Thomas R. Lavelle, and each of them as proxies and attorneys-in-fact, each with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Rambus Inc. to be held on December 19, 2007 at 10:00 a.m. local time, at the Westin Hotel, 675 El Camino Real, Palo Alto, California 94301, and at any adjournment or postponement thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned as hereinafter specified upon the proposals listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN, IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS ON THE REVERSE SIDE AND, AS THE PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS OUTLINED ON THE REVERSE SIDE.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

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CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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